FOR IMMEDIATE RELEASE

MERRIMAN CURHAN FORD ANNOUNCES SALE OF NON-CORE ASSETS

SAN FRANCISCO – February 5, 2009 – Merriman Curhan Ford Group, Inc. (NASDAQ: MERR) today announced the sale of two service groups to focus on its core investment banking and institutional brokerage business lines.

The firm has sold Panel Intelligence, LLC and Institutional Cash Distributors (ICD) to employees of those respective service groups. The expected $3.1 million in total proceeds from these two separate transactions will be used to strengthen Merriman’s balance sheet for growth in a tough capital markets environment. Going forward, ICD will continue to work with Merriman as a client under various service agreements.

"Our sale of non-core assets allows us to aggressively address the very underserved market of more than 7,000 U.S. publicly traded companies now under $1 billion in market cap,” said Jon Merriman, CEO of Merriman Curhan Ford. “We have defined our core services as those where we have a depth of expertise, contacts and a reputation, and which will help us build a profitable investment bank in any economic environment.”

Ongoing recurring revenue initiatives are integrated into Merriman’s core broker/dealer operations. For example, the firm’s OTCQX Advisory and Institutional Marketing Services (IMS) groups help fast-growing companies obtain equity research, trading and advisory services on a recurring monthly subscription basis.

About Merriman Curhan Ford

Merriman Curhan Ford (NASDAQ: MERR) is a financial services firm focused on fast-growing companies and the institutions who invest in them. The company offers high-quality investment banking, equity research, institutional services, corporate & executive services, asset management and venture services, and specializes in three growth industry sectors: CleanTech, Consumer/Internet/Media and Health Care. For more information, please go to www.mcfco.com.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-Q filed on November 10, 2008. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

At the Company: Peter Coleman Chief Financial Officer Chief Operating Officer (415) 248-5640 pcoleman@mcfco.com